November 3, 2016

Mr. John L. Knopf, Ph.D.

Dear John:

Thank you for agreeing to become chair of the Scientific Advisory Board of Acceleron Pharma Inc. (the “Company”). This letter (this “Agreement”) confirms the terms of your engagement to provide certain consulting services to the Company as chair of the Scientific Advisory Board. We have agreed as follows:
1.    Services. You agree to serve as chair of the Company’s Scientific Advisory Board and provide consulting services to the Company in that capacity. You agree to use reasonable efforts to attend (or participate in by telephone) regularly scheduled meetings of the Scientific Advisory Board. Unless otherwise mutually agreed by you and the Company, the aggregate time required of you for consulting services and Scientific Advisory Board meeting attendance is expected to not exceed one and a half (1.5) days per week. You will use commercially reasonable efforts in rendering services to and promoting the best interests of the Company.
2.    Term. Your membership on the Scientific Advisory Board shall commence on December 1, 2016 and continue until terminated in accordance with this Section. Either of us may terminate your membership on the Scientific Advisory Board at any time, with or without reason or cause, by giving written notice to the other.
3.    Expenses. We will reimburse you for reasonable and necessary expenses which are incurred in connection with your performance of the services and obligations hereunder and with respect to which you promptly provide to us a detailed expense account and receipts, provided that any expenses (other than reasonable travel expenses incurred in connection with attendance at a meeting of the Scientific Advisory Board in accordance with Company policy) have been approved by the Company in advance and in writing. Notwithstanding anything to the contrary herein: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed will be made within thirty (30) days following the Company’s receipt of your detailed expense account and receipts, and in all events on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

4.    Consulting Fees and Treatment of Equity.
(a)    In exchange for all of the services that you provide to the Company under this Agreement, during the term of this Agreement the Company will pay you a consulting fee at the rate of $100,000.00 per year, prorated for any partial year. All consulting fees paid hereunder will be payable on a quarterly basis.
(b)    A schedule of the outstanding and unvested options to purchase common stock of the Company (“Options”) and restricted stock units with respect to common stock of the Company (“RSUs”) that you hold as of December 1, 2016 is attached hereto as Exhibit A. You acknowledge and agree that Exhibit A contains a true and correct list of Company outstanding and unvested equity awards held by you as of the date hereof. Consistent with the terms of the Acceleron Pharma Inc. 2013 Equity Incentive Plan (the “Plan”) and the applicable award agreements thereunder evidencing Options (the “Option Awards”), any outstanding and unvested Options that you hold as of the date of this Agreement will continue to vest in accordance with their terms so long as you continue to serve as a member of the Scientific Advisory Board. In accordance with the terms of the Option Awards, following the termination of your service as a member of the Scientific Advisory Board without Cause (as defined in the Option Awards), you will have three months (or until the Final Exercise Date, as defined in the Option Awards, if sooner) to exercise any vested Options. Likewise, consistent with the terms of the Plan and the award agreements evidencing the grant by the Company of RSUs on each of September 9, 2015 and March 3, 2016), the RSUs held by you on the date of this Agreement will continue to vest in accordance with their terms so long as you continue to serve as a member of the Scientific Advisory Board; provided, however, that if your service as a member of the Scientific Advisory Board is terminated by the Company or its Affiliates on or prior to the Initial Vesting Date without Cause and in the absence of any Cause Circumstances (as such terms are defined in the Restricted Stock Unit Award Agreement between the Company and you with respect to RSUs granted on September 9, 2015 (the “2015 Restricted Stock Unit Agreement”)), any RSUs evidenced by such 2015 Restricted Stock Unit Agreement previously determined to have become Earned Units (as such term is defined in the 2015 Restricted Stock Unit Agreement) shall vest immediately upon such termination. For the avoidance of doubt, except as otherwise provided herein, no Options or RSUs held by you will vest in connection with or following the termination of your service as a member of the Scientific Advisory Board. You acknowledge and agree that upon a change in control of the Company, any outstanding Options and RSUs that you then hold will governed by the terms of the Plan and, in the case of RSUs evidenced by the 2015 Restricted Stock Unit Agreement, Section 2(c) of such agreement.
5.    Confidential Information.
(a)    You recognize and acknowledge that all technology, methods, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, know-how, techniques, discoveries, Inventions (as defined below), reagents, chemical compounds, cell lines or subcellular constituents, organisms, or other biological materials, trade secrets, software, processes, algorithms, ideas, business strategies, business plans, prospects, or opportunities, customer information, personnel information, and other confidential or proprietary information, in tangible and intangible form, of and relating to the Company and its businesses, customers, suppliers, investors and other associated third parties (“Confidential Information”) that you may receive, learn, develop or otherwise acquire in the course of providing services to the Company are valuable assets of the Company, the use or disclosure of which would cause the Company substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Accordingly, you agree at all times, both during and after the term of this Agreement, not to disclose or use, directly or indirectly, any such Confidential Information, except as necessary in connection with your provision of services to the Company under this agreement. Confidential Information shall not include any information that is known or becomes generally known or available publicly other than as a result of disclosure by you that is not permitted, or the Company discloses to others without obtaining an agreement of confidentiality. You also agree that you may be required by the Company to execute a confidentiality agreement with a third party to protect such party’s confidential information as governed by an agreement between the Company and the third party.
(b)    Nothing in this Section 5 shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You shall not need the prior authorization of the Company’s General Counsel to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. You shall only disclose that Confidential Information which is necessary for such report or disclosure. In addition, you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, so long as such filing is made under seal.
6.    Assignment of Rights to Intellectual Property. You agree to promptly and fully disclose and assign, and hereby assign, to the Company (or as otherwise directed by the Company) all of your rights, title and interest in and to all inventions, original works of authorship, improvements, modifications, discoveries, technologies, biological materials, technical data, know-how, developments, methods, processes, works, compositions, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, created, developed or reduced to practice by you (whether alone or with others), solely in the performance of your services on the Scientific Advisory Board or in the course of providing consulting services that relate to any present or proposed activity of the Company or that result from any services performed by you for the Company or any of its affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its affiliates (the “Inventions”). You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Inventions to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Inventions. Your obligation to assist the Company in obtaining and enforcing patents and other intellectual property rights on Inventions in any and all countries shall continue beyond the termination of your services hereunder, but the Company shall compensate you at a reasonable, standard hourly rate following such termination for time directly spent by you at the Company’s request for such assistance.
7.    Non-Competition & Non-Solicitation.
(a)    You agree that during your service on the Scientific Advisory Board and for a period of twelve (12) months immediately following termination of your service on the Scientific Advisory Board (the “Restricted Period”) you shall not directly or indirectly, either alone or in association with others, engage, assist others in engaging, participate or invest, in any business activity, business, or enterprise (whether as an officer, director, owner, partner, employee, promoter, consultant, manager, stockholder other than as the holder of less than 1% of the outstanding stock of any publicly traded company, or otherwise), that is competitive with or similar to the therapeutic, diagnostic or biological products or services of the Company, whether or not such products or services are in development or commercialized (including but not limited to any business or enterprise that researches, develops, manufactures, sells or otherwise provides any such therapeutic, diagnostic or biological product or service that competes with any therapeutic, diagnostic or biological product or service researched, developed, manufactured, sold, or otherwise provided, or planned to be researched, developed, manufactured, sold or otherwise provided by the Company while you were employed or engaged by the Company).
(b)    You agree that during the Restricted Period you will not, whether for your own account or for the account of any other person (excluding the Company): (i) solicit or contact in an effort to do business with any person or entity who was or is a customer of the Company during the term of this Agreement or after its termination, or any affiliate of any such person or entity, if such solicitation or contact is for the purpose of competition with the Company; or (ii) solicit or induce any of the Company’s employees or contractors to leave their employment or other relationship with the Company or accept employment with any other person or entity, or hire or engage any such employees.
8.    Acknowledgment. You acknowledge that you have carefully read and considered the provisions of Sections 5, 6 and 7 of this Agreement (including the Restricted Period and scope of activity to be restrained) to be fair and reasonable and reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors, and shareholders. You agree that any breach by you of Sections 5, 6 or 7 of this Agreement would cause irreparable harm to the Company and you therefore further agree that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by you of the covenants contained in Sections 5, 6 and 7, without having to post bond. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be enforceable to the extent that a court deems it reasonable to enforce such provision.
9.    Independent Contractor.

(a)    It is agreed that you will perform your services to the Company as an independent contractor and that nothing in this Agreement shall in any way be construed to give rise to an employment relationship between you and the Company. You will be solely responsible for determining the method, details and means of performing the Services. You are free to accept engagements from others during the term of this Agreement, as long as those engagements do not interfere with you providing services under this Agreement or otherwise violate any of your obligations hereunder.
(b)    You will have no authority to enter into contracts that bind the Company or any of its affiliates or create obligations on the part of the Company or any of its affiliates without the prior written authorization of the Company. You will have full responsibility for applicable taxes for all compensation paid to you under this Agreement, and for compliance with all applicable labor and employment requirements with respect to your self-employment, including state worker’s compensation insurance coverage requirements. Because you are an independent contractor, neither you nor any dependent or other individual claiming through you will be eligible to participate in, or receive benefits under, any of the employee benefit plans maintained by the Company, other than any rights you may have to continue participation in the Company’s group medical plans under the federal law known as COBRA. You hereby waive all rights to participate in, or receive benefits under, any of the Company’s plans, other than pursuant to COBRA. You agree to indemnify and hold harmless the Company and its affiliates and their respective plans, shareholders, directors, officers, employees, agents, successors and assigns, from any and all losses, costs and expenses, including without limitation attorneys’ fees, and any other liabilities incurred by any of the foregoing as a result of a failure by you to meet your obligations under this Section 9(b) or in any way arising out of any claim by you or by anyone claiming through you under any Company plan (other than in exercising your rights pursuant to COBRA). Notwithstanding the foregoing, nothing herein will affect your rights to distribution of any vested funds in your 401(k) account.
10.    Representations; Consent. You represent and warrant that you have no commitments or obligations inconsistent with this Agreement or that would in any way restrict your activities as chair of the Scientific Advisory Board. You consent to being named as an advisor or as a member or chair of the Scientific Advisory Board in press releases, offering documents, reports or other documents in printed or electronic form, and any documents filed with the Securities and Exchange Commission. The Company will refer to you as chair of the Scientific Advisory Board in any such documents where your involvement with the Scientific Advisory Board is referenced for so long as you hold such position.
11.    Miscellaneous. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior or current communications, understandings and agreements, whether written or oral, with respect to such subject matter, including the letter agreement dated August 26, 2013 between you and the Company, and excluding only the Employee Confidentiality, Non-Compete and Proprietary Information Agreement between you and the Company dated March 4, 2016, the Option Awards, the 2015 Restricted Stock Unit Agreement, the Restricted Stock Unit Award Agreement between the Company and you with respect to RSUs granted on March 3, 2016 and the Plan, which shall all remain in full force and effect in accordance with their terms. Any term of this Agreement may be amended or waived only with the written consent of the parties. The invalidity or unenforceability of any provision hereof shall not affect the validity and enforceability of any other term or provision hereof. You may not assign your rights or delegate your responsibilities under this Agreement without our prior written consent. The provisions of Sections 5, 6, 7 and 8 will survive termination or expiration of this Agreement. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws principles) of the Commonwealth of Massachusetts.
Again, thank you for agreeing to become chair of our Scientific Advisory Board. We look forward to working with you and believe that your service will be significant to the long-term success and viability of the Company. If this letter accurately sets forth our agreement, please so indicate by signing below on both copies of this letter and returning both to us. We will forward to you a fully executed Agreement for your files.
Very truly yours,

ACCELERON PHARMA INC.

By: /s/ Joseph S. Zakrzewski
Name: Joseph S. Zakrzewski
Title: Compensation Committee Chair

Agreed and Accepted:

/s/ John L. Knopf
Name: John L. Knopf
Date: November 3, 2016

EXHIBIT A

ACCELERON PHARMA INC.
PERSONNEL VESTING SUMMARY
AS OF DECEMBER 1, 2016
JOHN L. KNOPF

ID	Type	Grant Number	Grant Date	Plan	Shares	Price	Total Unvested
1	ISO	839	12/05/2013	2013	4,147	$24.1100	4,147
	NQ	840	12/05/2013	2013	105,853	$24.1100	30,228
	NQ	992	01/08/2015	2013	151,000	$41.2000	84,937
	NQ	1174	03/03/2016	2013	105,000	$27.9700	85,312
	PSU	1145	09/09/2015	2013	89,000	$0.0000	89,000
	RSU	1469	03/03/2016	2013	17,500	$0.0000	17,500
TOTAL							311,124